UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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WEDNESDAY, DEC. 20 | ALL EMPLOYEES

A Message from President & CEO Peter Ingram: We Hear You

Two weeks ago, we shared that we would be joining Alaska Airlines to do something that hasn’t been done in the U.S. industry — become a single airline with two distinct brands. Before we head into the busy holiday period, I wanted to acknowledge some of what we’ve been hearing from you.

Some of you shared that, if we were to combine with any airline, Alaska feels like the best fit and shares our commitment to guests and community. But I’ve also heard a lot of uncertainty and concern about what this means for our future. I want to address, to the extent that I can, some of those questions.

OUR STAND-ALONE PLAN

I have heard some questions about the optimism that we have been projecting for the future – our return to profitability and the return of the Japan and Maui markets, among other things. It’s fair that this announcement feels like a sharp shift but, to be clear, we still believe strongly that we can compete on our own. We have done it for decades and continue to do so every day. But, on our own, we think it will be harder, riskier, and take longer to reach a thriving future. This is a better way forward for our company, while preserving what makes us uniquely Hawaiian Airlines — even as it presents further questions about what the future holds.

JOBS

There is a clear commitment to maintain and grow union-represented jobs in Hawai‘i. That leaves a wide range of questions about specific union-represented jobs, seniority list integration, and a host of other issues. But there are established protocols under our Collective Bargaining Agreements to resolve those in time.

For our many non-union teammates, I recognize that the absence of a specific commitment raises even more uncertainty. What we do know is that there will be a need for many of your roles on an ongoing basis because of the size of the combined company’s operational presence in Hawai‘i, as well as maintenance of a separate brand. It is important to remember that this deal is expected to take 12 to 18 months to close, and nothing changes until then. You have my commitment to get you as much certainty about your role as possible, as quickly as possible, and to provide information about retention incentives to stay through the transition.

OUR BRAND

I have received the most questions about what it means to maintain two airline brands on a common operating platform. It is a model that does not exist in the U.S. yet. For both airlines, this will be a process of discovery and learning. We will need to help the Alaska team understand what our brand is, beyond Pualani and the livery, particularly: how our culture and values define our brand, how our people give it life, and how we draw from our connection to this place.

What that means for things like in-flight service and uniforms will take some time to work through. But we should keep an open mind about how we get better through this combination. Ben Minicucci shared in his introductory video message, “We know that there’s much we can learn from you about how to serve Hawai‘i and be good stewards of the Hawaiian Airlines brand.” We will also benefit by learning from Alaska Airlines, a very successful airline with a similar 90+ year legacy and values grounded in caring for the special places and people that they serve.

This is a lot of change, but one thing will stay the same — Hawaiian Airlines will continue to be Hawai‘i’s airline.

***

A key role for our leadership team right now is to help answer your questions about what this change means. I’m grateful to our leaders who’ve made that their top priority over the past few days while I’ve been engaged with the many demands associated with the announcement. We are publishing answers to your questions as we receive them to HApeople.

I’ve been able to connect with some of you, and I am thankful for your honest feedback and the occasional hug. Change can be good, but it is never easy. I deeply appreciate that you are living our values and caring for each other through this.

Mahalo to our many teams who are working through the holidays to connect our guests with home and family. And however you celebrate, I send you all wishes for peaceful holidays and a happy new year.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY

BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.